                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0287
 FORM 4                                             Expires: September 30, 1998
--------                                            Estimated average burden
Check this block if no longer                       hours per response .... 0.5
subject to Section 16.                              ---------------------------
Form 4 or Form 5
obligations may continue.
See Instruction 1(c).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Issuer Name and Ticker     4. Statement for Month/Year    6. Relationship of Reporting
    Steene,      David        A.              or Trading Symbol                                            Person to Issuer
----------------------------------------      CITYSCAPE FINANCIAL           October 1997                      (Check all applicable)
     (Last)     (First)     (Middle)          CORP. (CTYS)               --------------------------------
 Cityscape House, Croxley Business Park,   ----------------------------  5. If Amendment, Date of           X Director  -- 10% Owner
             Wartford                      3. IRS or Social Security        Original (Month/Year)          -- Officer    X Other
----------------------------------------      Number of Reporting                                             (give title  (specify
             (Street)                         Person (Voluntary)         --------------------------------      below)       below)
                                                                                                            Managing Director and
                                                                                                            Director of Subsidiary
                                                                                                           ------------------------
                                                                                                          7. Individual or Joint/
   Hertfordshire,  England    WD18YF                                                                         Group Filing Reporting
--------------------------------------     ----------------------------                                      (Check Applicable
      (City)      (State)      (Zip)                                                                         Line)

                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                              --- Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
                                                  TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Transaction Date             3. Transaction             4. Securities Acquired(A)
    (Instr. 3)                                   (Month/Day/Year)                Code                       or Disposed of (D)
                                                                                 (Instr. 8)                 (Instr. 3, 4 and 5)
                                                                         -------------------------   ------------------------------
                                                                          Code               V       Amount    (A) or (D)     Price
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/14/97                 J(1)                       92,500        D          $8.90
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/15/97                 J(1)                       15,000        D          $9.00
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/16/97                 J(1)                      105,000        D          $6.26
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/17/97                 J(1)                       30,000        D          $6.00
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/17/97                 J(1)                        7,500        D          $5.94
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/20/97                 J(1)                      100,000        D          $5.92
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       10,000        D          $4.50
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                        5,000        D          $4.38
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       20,000        D          $4.25
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       20,000        D          $4.03
-----------------------------------------------------------------------------------------------------------------------------------

1. Title of Security                    5. Amount of Securities               6. Ownership Form:            7. Nature of Indirect
    (Instr. 3)                              Beneficially Owned at                 Direct (D) or                      Beneficial
                                            End of Month                          Indirect (I)                       Ownership
                                            (Instr. 3 and 4)                      (Instr. 4)                         (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class
of securities beneficially owned directly or indirectly.              Page 1
                           (Print or Type Responses)             SEC 1474 (8/92)

                                                    ---------------------------
                                                            OMB APPROVAL
                                                    ---------------------------
--------                                            OMB Number:  3235-0287
 FORM 4                                             Expires: September 30, 1998
--------                                            Estimated average burden
Check this block if no longer                       hours per response .... 0.5
subject to Section 16.                              ---------------------------
Form 4 or Form 5
obligations may continue.
See Instruction 1(c).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Issuer Name and Ticker     4. Statement for Month/Year    6. Relationship of Reporting
    Steene,      David        A.              or Trading Symbol                                            Person to Issuer
----------------------------------------      CITYSCAPE FINANCIAL           October 1997                      (Check all applicable)
     (Last)     (First)     (Middle)          CORP. (CTYS)               --------------------------------
 Cityscape House, Croxley Business Park,   ----------------------------  5. If Amendment, Date of           X Director  -- 10% Owner
             Wartford                      3. IRS or Social Security        Original (Month/Year)          -- Officer    X Other
----------------------------------------      Number of Reporting                                             (give title  (specify
             (Street)                         Person (Voluntary)         --------------------------------      below)       below)
                                                                                                             Managing Director and
                                                                                                             Director of Subsidiary
                                                                                                           ------------------------
                                                                                                          7. Individual or Joint/
   Hertfordshire,  England    WD18YF                                                                         Group Filing Reporting
--------------------------------------     ----------------------------                                      (Check Applicable
      (City)      (State)      (Zip)                                                                         Line)

                                                                                                               X  Form filed by One
                                                                                                                  Reporting Person
                                                                                                              --- Form filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
-----------------------------------------------------------------------------------------------------------------------------------
                                                  TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Transaction Date             3. Transaction             4. Securities Acquired(A)
    (Instr. 3)                                   (Month/Day/Year)                Code                       or Disposed of (D)
                                                                                 (Instr. 8)                 (Instr. 3, 4 and 5)
                                                                         -------------------------   ------------------------------
                                                                          Code               V       Amount    (A) or (D)     Price
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       25,000        D          $4.00
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       50,000        D          $3.94
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       20,000        D          $3.75
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/21/97                 J(1)                       30,000        D          $3.50
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/22/97                 J(1)                       50,000        D          $2.88
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/22/97                 J(1)                       37,500        D          $2.75
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/22/97                 J(1)                       87,500        D          $2.75
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/23/97                 J(1)                      195,000        D          $2.50
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                     10/24/97                 J(1)                       50,000        D          $2.61
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

1. Title of Security                    5. Amount of Securities               6. Ownership Form:            7. Nature of Indirect
    (Instr. 3)                              Beneficially Owned at                 Direct (D) or                      Beneficial
                                            End of Month                          Indirect (I)                       Ownership
                                            (Instr. 3 and 4)                      (Instr. 4)                         (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                                                         D
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK                                       -0-                               D
-----------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class
of securities beneficially owned directly or indirectly.                Page 2
                           (Print or Type Responses)             SEC 1474 (8/92)


FORM 4 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED
                                         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


---------------------------------------------------------------------------------------------------------------------------------
                                                                                  5. Number of             6. Date
                                                                                     Derivative               Exercisable and
                          2. Conver-                                                 Securities               Expiration Date
                             sion, or                            4. Transaction      Acquired (A) or          (Month/Day/Year)
                             Exercise                               Code             Disposed of (D)        ---------------------
                             Price of                               (Instr. 8)       (Instr. 3, 4 and 5                  Expira-
1. Title of Derivative       Derivative   3. Transaction Date    ----------------    -------------------    Date         tion
   Security (Instr. 3)       Security        (Month/Day/Year)      Code       V        (A)          (D)     Exercisable  Date
---------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE STOCK               $13.25                                                                         4/22/97     6/01/05
OPTION (RIGHT TO BUY)
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
7. Title and Amount of                               9. Number of      10. Ownership
   Underlying Securities                                Derivative         Form of
   (Instr. 3 and 4)                                     Securities         Derivative         11. Nature of
-----------------------------     8. Price of           Beneficially       Security:              Indirect
                  Amount or          Derivative         Owned at           Direct (D) or          Beneficial
                  Number             Security           End of Month       Indirect (I)           Ownership
    Title         of Shares          (Instr. 5)         (Instr. 4)         (Instr. 4)             (Instr. 4)
---------------------------------------------------------------------------------------------------------------------------------
   COMMON          16,000                               16,000                D
   STOCK
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) On March 20, 1997, the reporting person entered into a Credit Facility with Merrill Lynch International Bank Limited ("Merrill Lynch") pursuant to which balances outstanding under the Credit Facility are secured by a pledge of the reporting person's securities. Pursuant to the terms of the Credit Facility, Merrill Lynch sold these securities and applied the proceeds from such sale to the outstanding balance of the Credit Facility.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.


/s/ David A. Steene                    11/6/97
-----------------------------------------------
**Signature of Reporting Person        Date

NA972800.013/5
Page 3
SEC 1474 (8/92)